Exhibit 99.1
RPM Reports Fiscal 2009 Fourth-Quarter and Year-End Results
•	Despite sales declines for quarter and year, net income exceeds year-ago levels, which included one-time charge

•	Operating cash flow sets record, up 13.8% over fiscal 2008 levels

•	Lower cost structure improves earnings outlook for Fiscal 2010
Medina, Ohio — July 27, 2009 — RPM International Inc. (NYSE: RPM) today reported higher net income for its fourth quarter and fiscal year ended May 31, 2009. Fiscal 2008 net income included a one-time pre-tax charge of $288.1 million in the fourth quarter to increase the company’s accrual for asbestos-related liabilities, while the fiscal 2009 fourth quarter and year included a one-time charge of $15.5 million for goodwill and other intangible asset impairments in the company’s industrial segment. Excluding these one-time charges, fiscal 2009 net income declined for both the quarter and full year. Sales also declined for both the fourth quarter and fiscal year.
Fiscal Fourth-Quarter Results
Sales for the quarter fell 20.3% to $857.3 million from $1.08 billion in the 2008 fourth quarter, with the company’s industrial and consumer segments both reporting lower results.
Fourth-quarter net income was $39.3 million, or $0.31 per diluted share, compared to a year-ago loss of $87.6 million, or $0.73 per diluted share, as a result of the one-time fiscal 2008 charge. Excluding asbestos and impairment-related charges, fiscal 2009 fourth-quarter net income declined 44.0% to $54.6 million, or $0.43 per diluted share, from the $97.5 million, or $0.75 per diluted share, earned a year ago.
Earnings before interest and taxes (EBIT) of $83.4 million in the fiscal 2009 fourth quarter compares to a loss of $145.0 million a year ago. Excluding one-time charges for both asbestos and impairment, fiscal 2009 fourth-quarter EBIT dropped 30.9% to $98.9 million from $143.1 million a year ago.
Fourth-Quarter Segment Sales and Earnings
Sales in RPM’s industrial segment declined 21.9% in the fiscal 2009 fourth quarter, to $536.1 million from $686.0 million a year ago. Organic sales fell 23.5%, including a net foreign exchange loss of 7.2%, partially offset by a gain of 1.6% from acquisitions. Industrial segment EBIT declined to $35.2 million from $89.4 million in the fiscal 2008 fourth quarter. Excluding the one-time impairment charge in this segment during fiscal 2009, EBIT declined 43.3% to $50.7 million.
Consumer segment sales fell 17.6%, to $321.2 million from $390.0 million in the fiscal 2008 fourth quarter. The decline was all organic, including a net foreign exchange loss of 3.2%. Segment EBIT declined by 21.1% to $52.6 million from $66.7 million a year ago.

RPM Reports Fiscal 2009 Fourth-Quarter and Year-End Results
July 27, 2009

Fiscal 2009 Sales and Earnings
Fiscal 2009 sales fell 7.6% to $3.37 billion from $3.64 billion a year ago. Net income was $119.6 million, or $0.93 per diluted share, compared to $47.7 million, or $0.39 per diluted share in fiscal 2008. Excluding one-time asbestos and impairment-related charges, RPM’s fiscal 2009 net income fell 42.1% to $134.9 million, or $1.05 per diluted share, from the $232.8 million, or $1.81 per diluted share, earned a year ago.
EBIT for the year was $241.1 million compared to $86.0 million in fiscal 2008. Excluding one-time charges in both years, EBIT fell by 31.4% to $256.6 million from $374.1 million in fiscal 2008.
Industrial segment sales, which represented 67% of total sales, declined 4.3% in fiscal 2009 to $2.27 billion from $2.37 billion a year ago. The organic sales decline was 9.5%, including net foreign exchange losses of 4.1%, partially offset by acquisition growth of 5.2%. Industrial segment EBIT in fiscal 2009 was off 32.5% from the prior year, to $176.8 million from $261.8 million. Excluding the one-time impairment charge in fiscal 2009, industrial segment EBIT was down 26.6% to $192.3 million.
RPM’s consumer segment sales, accounting for 33% of total sales, fell 13.6% to $1.10 billion from $1.28 billion in fiscal 2008. The organic decline was 11.3%, including 2.1% in net foreign exchange losses, while net divestitures represented 2.3% of the total. Consumer segment EBIT was off 33.7% in fiscal 2009, to $106.8 million from $161.1 million a year ago.
Capital Structure, Cash Flow and Liquidity
RPM’s fiscal 2009 cash from operations was a record $267.0 million, up 13.8% from the $234.7 million reported a year ago. Capital expenditures for the year were $55.0 million, compared to depreciation of $62.4 million. After capital expenditures and cash dividends to shareholders, free cash flow for the year totaled $110.2 million, a 52.5% increase over last year. Total debt at May 31, 2009 was $930.8 million compared to $1.1 billion a year ago. The company’s net (of cash) debt-to-total capitalization ratio was 37.2%, compared to 42.6% at the end of fiscal 2008, with liquidity, including cash and long-term credit facilities, at $622 million.
During the fourth quarter of fiscal 2009, RPM paid $17.2 million pre-tax for indemnity and defense costs for asbestos litigation, compared to $15.0 million in the fiscal 2008 final period. For the full fiscal year, RPM paid $69.4 million in pre-tax asbestos-related indemnity and defense costs, compared to $82.6 million a year ago. The company’s total accrual for future asbestos liabilities at year-end was $490.3 million.
“I am proud of the extraordinary actions of RPM employees worldwide to respond to these unprecedented economic challenges,” stated Frank C. Sullivan, chairman and chief executive officer. “A significant part of that response was the generation of record levels of after-tax cash from operations and free cash flow. With a strong balance sheet, historically high levels of liquidity and record cash flow, we have been able to maintain our employee retirement, health care and benefit plans without change. We’ve also maintained our cash dividend to shareholders, which has increased for 35 consecutive years, and provides a real cash return during this period of market dislocation.”

RPM Reports Fiscal 2009 Fourth-Quarter and Year-End Results
July 27, 2009

Business Outlook
“Our outlook has improved since we first provided guidance for our 2010 fiscal year in April. Our consumer businesses have turned the corner in this difficult economy. With housing turnover, the sale of foreclosed homes and new home construction beginning to show improvement on a region-by-region basis, we are seeing an uptick in the sale of small project redecoration, patch-and-repair and weatherization products. This, along with the aggressive expense reduction actions taken during the past fiscal year, will enable our consumer businesses to generate consistent earnings growth throughout the year with a modest increase in sales,” stated Sullivan.
“While our industrial businesses will continue to face economic challenges as a result of weak commercial construction and industrial capital spending activity, our prior-year actions have effectively reduced the breakeven point at every RPM business. This lower cost structure will allow our industrial operations to improve performance compared to the final six months of fiscal 2009. We expect a recovery in our industrial markets sometime in the spring of 2010. Depending on the timing of the expected industrial market turnaround, we expect earnings per share for RPM to grow in the range of 5% to 25% on a consolidated basis for the fiscal year ending May 31, 2010, from the adjusted $1.05 per diluted share earned in fiscal 2009,” he stated.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-706-7749 or 617-614-3474 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. EDT on July 27, 2009 until 11:59 p.m. EDT on August 3, 2009. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 25665861. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
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RPM Reports Fiscal 2009 Fourth-Quarter and Year-End Results
July 27, 2009

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2008, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2009	2008	2009	2008	2009	2008	2009	2008
	(Unaudited)				(Unaudited)
Net Sales	$857,341	$1,075,971	$3,368,167	$3,643,791	$857,341	$1,075,971	$3,368,167	$3,643,791
Cost of sales	499,225	620,319	2,015,078	2,145,254	499,225	620,319	2,015,078	2,145,254

Gross profit	358,116	455,652	1,353,089	1,498,537	358,116	455,652	1,353,089	1,498,537
Selling, general & administrative expenses	259,215	312,506	1,096,505	1,124,419	259,215	312,506	1,096,505	1,124,419
Asbestos-related charges		288,100		288,100
Goodwill and other intangible asset impairments	15,462		15,462
Interest expense	12,151	15,500	54,460	60,476	12,151	15,500	54,460	60,476
Investment expense (income), net	6,603	(2,823)	5,794	(13,512)	6,603	(2,823)	5,794	(13,512)

Income (loss) before income taxes	64,685	(157,631)	180,868	39,054	80,147	130,469	196,330	327,154
Provision (benefit) for income taxes	25,379	(70,067)	61,252	(8,655)	25,569	32,981	61,442	94,393

Net Income (Loss)	$39,306	$(87,564)	$119,616	$47,709	$54,578	$97,488	$134,888	$232,761

Basic earnings (loss) per share of common stock	$0.31	$(0.73)	$0.95	$0.40	$0.43	$0.81	$1.07	$1.94

Diluted earnings (loss) per share of common stock	$0.31	$(0.73)	$0.93	$0.39	$0.43	$0.75	$1.05	$1.81

Average shares of common stock outstanding — basic	126,603	120,296	126,373	120,151	126,603	120,296	126,373	120,151

Average shares of common stock outstanding — diluted	127,499	120,296	128,255	130,539	127,499	130,569	128,255	130,539

(a)	Adjusted figures presented remove the impact of the asbestos-related charge recorded during the fourth fiscal quarter ended May 31, 2008, and the impact of the goodwill and other intangibles impairments recorded during the fourth fiscal quarter ended May 31, 2009.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2009	2008	2009	2008	2009	2008	2009	2008
	(Unaudited)				(Unaudited)
Net Sales:
Industrial Segment	$536,106	$685,986	$2,265,957	$2,367,970	$536,106	$685,986	$2,265,957	$2,367,970
Consumer Segment	321,235	389,985	1,102,210	1,275,821	321,235	389,985	1,102,210	1,275,821

Total	$857,341	$1,075,971	$3,368,167	$3,643,791	$857,341	$1,075,971	$3,368,167	$3,643,791

Gross Profit:
Industrial Segment	$229,791	$298,413	$942,820	$999,989	$229,791	$298,413	$942,820	$999,989
Consumer Segment	128,325	157,239	410,269	498,548	128,325	157,239	410,269	498,548

Total	$358,116	$455,652	$1,353,089	$1,498,537	$358,116	$455,652	$1,353,089	$1,498,537

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$34,781	$89,202	$176,116	$259,630	$50,243	$89,202	$191,578	$259,630
Interest (Expense), Net (c)	(439)	(220)	(676)	(2,188)	(439)	(220)	(676)	(2,188)

EBIT (d)	$35,220	$89,422	$176,792	$261,818	$50,682	$89,422	$192,254	$261,818

Consumer Segment
Income Before Income Taxes (b)	$51,523	$63,927	$102,311	$155,600	$51,523	$63,927	$102,311	$155,600
Interest (Expense), Net (c)	(1,091)	(2,746)	(4,529)	(5,451)	(1,091)	(2,746)	(4,529)	(5,451)

EBIT (d)	$52,614	$66,673	$106,840	$161,051	$52,614	$66,673	$106,840	$161,051

Corporate/Other
(Expense) Before Income Taxes (b)	$(21,619)	$(310,760)	$(97,559)	$(376,176)	$(21,619)	$(22,660)	$(97,559)	$(88,076)
Interest (Expense), Net (c)	(17,224)	(9,711)	(55,049)	(39,325)	(17,224)	(9,711)	(55,049)	(39,325)

EBIT (d)	$(4,395)	$(301,049)	$(42,510)	$(336,851)	$(4,395)	$(12,949)	$(42,510)	$(48,751)

Consolidated
Income Before Income Taxes (b)	$64,685	$(157,631)	$180,868	$39,054	$80,147	$130,469	$196,330	$327,154
Interest (Expense), Net (c)	(18,754)	(12,677)	(60,254)	(46,964)	(18,754)	(12,677)	(60,254)	(46,964)

EBIT (d)	$83,439	$(144,954)	$241,122	$86,018	$98,901	$143,146	$256,584	$374,118

(a)	Adjusted figures presented remove the impact of the asbestos-related charge recorded during the fourth fiscal quarter ended May 31, 2008, and the impact of the goodwill and other intangibles impairments recorded during the fourth fiscal quarter ended May 31, 2009.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest expense and investment expense (income), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	May 31, 2009	May 31, 2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$253,387	$231,251
Trade accounts receivable	661,593	841,795
Allowance for doubtful accounts	(22,934)	(24,554)

Net trade accounts receivable	638,659	817,241
Inventories	406,175	476,149
Deferred income taxes	44,540	37,644
Prepaid expenses and other current assets	210,155	221,690

Total current assets	1,552,916	1,783,975

Property, Plant and Equipment, at Cost	1,056,555	1,054,719
Allowance for depreciation and amortization	(586,452)	(556,998)

Property, plant and equipment, net	470,103	497,721

Other Assets
Goodwill	856,166	908,358
Other intangible assets, net of amortization	358,097	384,370
Deferred income taxes, non-current	92,500	88,754
Other	80,139	100,389

Total other assets	1,386,902	1,481,871

Total Assets	$3,409,921	$3,763,567

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$294,814	$411,448
Current portion of long-term debt	168,547	6,934
Accrued compensation and benefits	124,138	151,493
Accrued loss reserves	77,393	71,981
Asbestos-related liabilities	65,000	65,000
Other accrued liabilities	119,270	139,505

Total current liabilities	849,162	846,361

Long-Term Liabilities
Long-term debt, less current maturities	762,295	1,066,687
Asbestos-related liabilities	425,328	494,745
Other long-term liabilities	205,650	192,412
Deferred income taxes	23,815	26,806

Total long-term liabilities	1,417,088	1,780,650

Total liabilities	2,266,250	2,627,011

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 128,501; 122,189)	1,285	1,222
Paid-in capital	780,967	612,441
Treasury stock, at cost	(50,453)	(6,057)
Accumulated other comprehensive income (loss)	(31,557)	101,162
Retained earnings	443,429	427,788

Total stockholders’ equity	1,143,671	1,136,556

Total Liabilities and Stockholders’ Equity	$3,409,921	$3,763,567

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS

	Year Ended
	May 31,	May 31,
	2009	2008
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$119,616	$47,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62,379	62,238
Amortization	22,765	23,128
Goodwill and other intangible asset impairments	15,462
Other-than-temporary impairments on marketable securities	15,062	1,409
Provision for asbestos-related liabilities		288,100
Deferred income taxes	1,136	(73,888)
Other	6,692	11,751
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	181,617	(55,056)
Decrease (increase) in inventory	75,014	(28,361)
Decrease (increase) in prepaid expenses and other current and long-term assets	18,024	(5,858)
(Decrease) increase in accounts payable	(119,327)	10,654
(Decrease) increase in accrued compensation and benefits	(29,039)	15,810
Increase (decrease) in accrued loss reserves	5,167	(5,382)
(Decrease) increase in other accrued liabilities	(11,695)	14,426
Payments made for asbestos-related claims	(69,417)	(82,623)
Other	(26,461)	10,657

Cash From Operating Activities	266,995	234,714

Cash Flows From Investing Activities:
Capital expenditures	(54,986)	(71,840)
Acquisition of businesses, net of cash acquired	(16,669)	(123,130)
Purchase of marketable securities	(75,410)	(110,225)
Proceeds from sales of marketable securities	65,862	92,383
Proceeds from the sales of assets or businesses	852	46,544
Other	(1,196)	(2,946)

Cash (Used For) Investing Activities	(81,547)	(169,214)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	56,816	251,765
Reductions of long-term and short-term debt	(51,412)	(181,074)
Cash dividends	(101,836)	(90,638)
Repurchase of stock	(45,360)	(6,057)
Exercise of stock options	3,057	10,689
Tax benefit from exercise of stock options	131	3,792

Cash (Used For) Financing Activities	(138,604)	(11,523)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(24,708)	18,258

Net Change in Cash and Cash Equivalents	22,136	72,235

Cash and Cash Equivalents at Beginning of Period	231,251	159,016

Cash and Cash Equivalents at End of Period	$253,387	$231,251